          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. __)

Filed by the registrant |X|
Filed by a party other than the registrant |_|
Check the appropriate box:
|X| Preliminary proxy statement
|_| Definitive proxy statement
|_| Definitive additional materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                      Take Two Interactive Software, Inc.
------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

           Board of Directors of Take-Two Interactive Software, Inc.
------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
    |X| No fee required.
    |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1) Title of each class of securities to which transaction applies:


        (2) Aggregate number of securities to which transaction applies:


        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined).
------------------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:
------------------------------------------------------------------------------
        (5) Total Fee Paid:
------------------------------------------------------------------------------
        |_| Fee paid previously with preliminary materials.
------------------------------------------------------------------------------
        |_| Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
        (1) Amount previously paid:
------------------------------------------------------------------------------
        (2) Form, Schedule or Registration Statement No.:
------------------------------------------------------------------------------
        (3) Filing party:
------------------------------------------------------------------------------
        (4) Date filed:
------------------------------------------------------------------------------

                      TAKE-TWO INTERACTIVE SOFTWARE, INC.
                                 575 Broadway
                           New York, New York 10012


                                                                March __, 1998


Dear Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders of Take-Two Interactive Software, Inc. (the "Company") which will be held on Thursday, April 30, 1998 at 10:00 A.M. local time at ________________, New York, New York.

         The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting.

         Your Board of Directors unanimously believes that (i) the election of the nominees as directors; (ii) the approval of an amendment to the Company's Restated Certificate of Incorporation to the increase the authorized Common Stock; and (iii) the approval of an amendment to the Company's 1997 Stock Option Plan to increase the number of shares reserved for issuance thereunder are in the best interests of the Company and its stockholders and, accordingly, recommends a vote "FOR" the foregoing proposals on the enclosed proxy card.

         Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, may I urge you to complete, sign, date and return the enclosed proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, American Stock Transfer & Trust Company, in writing, at 40 Wall Street, New York, New York 10004 (by facsimile (212) 936-5100).

         Your vote is very important, and we will appreciate a prompt return of your signed proxy card. We hope to see you at the meeting and appreciate your continued support.

                                                     Sincerely yours,

                                                     Ryan A. Brant
                                                     Chief Executive Officer

                      TAKE-TWO INTERACTIVE SOFTWARE, INC.
                                 575 Broadway
                           New York, New York 10012
                             --------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD THURSDAY, APRIL 30, 1998
                             --------------------

To the Stockholders of TAKE-TWO INTERACTIVE SOFTWARE, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting ("Annual Meeting") of Stockholders of Take-Two Interactive Software, Inc. (the "Company") will be held on Thursday, April 30, 1998, at 10:00 A.M. local time at _____________, New York, New York, for the following purposes:

         1. To elect eight directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

         2. To consider and vote on a proposal to approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 to 35,000,000;

         3. To consider and vote on a proposal to approve an amendment to the Company's 1997 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 400,000 to 2,000,000; and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

         Only stockholders of record at the close of business on March 20, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                            By Order of the Board of Directors,

                                            Ryan A. Brant
                                            Chief Executive Officer

March   , 1998



-----------------------------------------------------------------

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING:

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                                              PRELIMINARY COPY



                      TAKE-TWO INTERACTIVE SOFTWARE, INC.
                                 575 Broadway
                           New York, New York 10012


                                PROXY STATEMENT


                        ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON THURSDAY, APRIL 30, 1998


         This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Take-Two Interactive Software, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, April 30, 1998, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

         Management intends to mail this proxy statement and the accompanying form of proxy to stockholders on or about March __, 1998.

         Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

         The address and telephone number of the principal executive offices of the Company are: 575 Broadway, New York, New York 10012, Telephone No.:
(212) 941-2988.


                      OUTSTANDING STOCK AND VOTING RIGHTS

         Only stockholders of record at the close of business on March 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 9,850,043 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), and 1,850,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock"). Each share of Common Stock and Preferred Stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting. Bridgehampton Investors, L.P. and BMG Entertainment North America, which together hold approximately 52.6% of the Company's voting securities, have indicated an intention to vote for the adoption of the amendment to the Company's Restated Certificate of Incorporation. See "Voting Security Ownership of Certain Beneficial Owners and Management."

                    VOTING PROCEDURES AND PROXY INFORMATION

         The directors will be elected by the affirmative vote of a plurality of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting voting as a single class, provided a quorum exists. A quorum is established if, as of the Record Date, at least a majority of the combined outstanding shares of Common Stock and Preferred Stock are present in person or represented by proxy at the Annual Meeting. Adoption of the amendment to the Company's Restated Certificate of Incorporation requires an affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock voting as a single class as of the Record Date. Adoption of the amendment to the Company's 1997 Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting voting as a single class, provided a quorum exists. All other matters at the meeting will be decided by the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter voting as a single class, provided a quorum exists. Votes will be counted and certified by one or more Inspectors of Election who are expected to be employees of American Stock Transfer & Trust Company, the Company's transfer agent.

         In accordance with Delaware law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated. However, because of the requirement for an absolute majority of the outstanding shares of Common Stock and Preferred Stock to authorize the amendment to the Restated Certificate of Incorporation, broker non-votes will also have the same effect as a vote "against" the authorization of the amendment to the Certificate of Incorporation. Abstentions and broker non-votes will have no effect on the election of directors.

         The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

         The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders, will be borne by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and such persons may be reimbursed for their expenses by the Company. Proxies may also be solicited by directors, officers or employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid to such individuals for these services.


                             ELECTION OF DIRECTORS

         At this year's Annual Meeting of Stockholders, eight directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 1999. It is the intention of the Board of Directors to nominate Ryan A. Brant, Mark E. Seremet, Oliver R. Grace, Jr., Neil S. Hirsch, David P. Clark, Kelly Sumner, Robert Flug and Anthony R. Williams as directors. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

         At this year's Annual Meeting of Stockholders, the proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors that he will be available to serve.

         The Board of Directors recommends that stockholders vote FOR the election of the nominees.

         Following is information with respect to the nominees for directors:

         Ryan A. Brant, age 26, has been Chief Executive Officer and a director of the Company since its inception. Prior to founding the Company, Mr. Brant served as Chief Operating Officer of Stewart, Tabori & Chang, Inc., an illustrated book publisher, from May 1991 to August 1993. Mr. Brant received a B.S. degree in Economics from the University of Pennsylvania's Wharton School of Business in May 1992.

         Mark E. Seremet, age 32, has been President, Chief Operating Officer and a director of the Company since November 1993. From 1985 to July 1992, Mr. Seremet was the co-founder and President of Paragon Software Corporation ("Paragon"), the publisher of entertainment titles, including the best-selling Marvel Comics series featuring Spider Man, Captain America and The Punisher. Paragon was sold to MicroProse Software, Inc. ("MicroProse") in 1992. Mr. Seremet served as Executive Director of the multimedia division of MicroProse from August 1992 to October 1993 and was responsible for several successful interactive CD-ROM titles, including F15 Strike Eagle III and Mantis. Mr. Seremet was the recipient of the Small Business Administration's Young Entrepreneur of the Year Award in 1989. Mr. Seremet received a B.S. degree in Business Computer Systems Analysis from Saint Vincent College in 1986.

         Oliver R. Grace, Jr., age 44, has been a director of the Company since April 1997. Mr. Grace, a private investor, has been the Chairman of the Board of Andersen Group, Inc., a dental products and video broadcasting equipment manufacturing company, since 1990. Mr. Grace has also been a director of Republic Automotive Parts, Inc., a distributor of replacement parts for the automotive aftermarket, since 1982. Mr. Grace is a general partner of Anglo American Security Fund, L.P., a private investment fund.

         Neil S. Hirsch, age 50, has been a director of the Company since May 1995. Mr. Hirsch has been the President and Chief Executive Officer of Loanet, Inc., a worldwide communications network managing securities lending transactions of banks and brokerage firms since March 1994. From 1969 to January 1990, Mr. Hirsch was Chairman, Chief Executive Officer and President of Telerate, Inc., a financial information provider, which was acquired by Dow Jones & Co. Inc. Mr. Hirsch served as a consultant to Telerate, Inc. until September 1993. Mr. Hirsch served on the Board of Directors of Dow Jones & Co. Inc. from 1990 to May 1993. Mr. Hirsch was elected to the Information Industry Hall of Fame in 1985.

         David P. Clark, age 29, has been a director of the Company since December 1997. Mr. Clark has been President of IMSI since January 1997. Prior to joining IMSI, Mr. Clark was employed as a Sales Manager at Acclaim Entertainment from September 1994 to December 1996. From December 1992 to August 1994, Mr. Clark was a Regional Sales Manager for Sony Imagesoft.

         Kelly Sumner, age 36, has been a director of the Company since December 1997. Mr. Sumner has been President of TTE since July 1997. Prior thereto, from April 1993 to July 1997, Mr. Sumner was President and Chief Operating Officer of Gametek, Inc. From June 1979 to April 1993, Mr. Sumner was Managing Director of the UK subsidiary of Commodore Business Machines.

         Robert Flug, age 51, has been a director of the Company since February 1998. Mr. Flug has been the President and Chief Operating Officer of S.L. Danielle, a women's apparel company, since September 1987. Mr. Flug received a B.S. in Business Administration from New York University in 1970.

         Anthony R. Williams, age 39, has been a director of the Company since March 1998. Mr. Williams has been Chief Financial Officer of the Company since February 1998. Prior to joining the Company, Mr.

Williams was employed in various position at Acclaim Entertainment from April 1988 to February 1998, most recently as Executive Vice President, Mergers and Acquisitions. Mr. Williams also serves as a director of the Near East Foundation. Mr. Williams received a B.S. in economics from Cambridge University in 1980.

         Following is information with respect to certain of the Company's officers:

         Barbara A. Ras, CPA, age 35, has served as the Controller of the Company since October 1994. Prior to joining the Company, Ms. Ras was employed as a tax accountant with Peter J. Murphy, CPAs from September 1992 to September 1994, and as an internal auditor with The New York Times Company from March 1988 to June 1991. Ms. Ras holds a B.S. degree in Accounting from St. John's University, and a Masters degree in Taxation from the State University of New York at Albany, which she received in August 1992.

         James W. Bartolomei, Jr., age 35, has been Vice President of Sales of the Company since July 1995. Prior to joining the Company, Mr. Bartolomei was Regional Sales Manager at Mindscape from November 1993 to June 1995, and Regional Sales Manager at Proxima, Inc., a computer peripherals company, from May 1992 to April 1993. Mr. Bartolomei received a B.A. degree from Colgate University in 1984.

         During the fiscal year ended October 31, 1997, the Board of Directors held two meetings. The meetings were attended by all of the directors, either in person or by telephone, except that Mr. Hirsch did not attend one of the meetings. In addition, the Board took other action by unanimous written consent in lieu of a meeting. In February 1998, the Company established a Compensation Committee and an Audit Committee of the Board of Directors. The Compensation Committee of the Board of Directors is comprised of Messrs. Brant, Grace and Flug. The Audit Committee supervises the audit and financial procedures of the Company. The Audit Committee is comprised of Messrs. Brant, Grace and Flug. The Company does not have a nominating committee.

                            EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid by the Company during the fiscal years ended October 31, 1995, 1996 and 1997 to its Chief Executive Officer and to each of its executive officers whose compensation exceeded $100,000 (the "Named Executives"):

                          Summary Compensation Table

                                                                                                                   Long-Term
                                                                                                                  Compensation
                                                                 Annual Compensation                                 Award
                                        ------------------------------------------------------------------           -----
                                                                                                                   Securities
                                         Year Ended                                          Other Annual          Underlying
Name and Principal Position              October 31,       Salary($)        Bonus($)       Compensation(1)         Options(#)
---------------------------              -----------       ---------        --------       ---------------         ----------

Ryan A. Brant
Chief Executive Officer.............         1997             125,000             ---             ---                50,000(2)
                                             1996             119,319             ---             ---                    ---
                                             1995             116,100             ---             ---                    ---

Mark E. Seremet
President...........................         1997             175,000         150,000             ---                50,000(2)
                                             1996             141,158          42,350             ---                58,203(3)
                                             1995             132,996          68,850             ---                    ---

James W. Bartolomei, Jr.
Vice President of Sales.............         1997             104,800          10,500             ---                    ---
                                             1996             104,800           6,000             ---                41,573
                                             1995              32,750             ---             ---                    ---

Barbara A. Ras                               1997             100,000          10,000             ---                25,000(2)
Controller..........................         1996              82,333             ---             ---                    ---
                                             1995              56,250           2,000             ---                40,243(3)

Thomas Ptak
Vice President of Creative
 Development(4).....................         1997             140,000(5)          ---             ---                15,000(2)
                                             1996              11,667             ---             ---                    ---
                                             1995                 ---             ---             ---                    ---

------------
(1) The aggregate value of benefits to be reported under the "Other Annual Compensation" column did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive.
(2)  Represents stock options granted under the Company's 1997 Stock Option
     Plan.
(3)  Represents stock options granted under the Company's 1994 Stock Option
     Plan.
(4)  Mr. Ptak resigned as an officer of the Company in February 1998.
(5) Does not include royalties of $458,482 paid to Mr. Ptak and his affiliates.

         The following table sets forth information concerning stock options granted in the year ended October 31, 1997 to the Named Executives:

              Option Grants in Fiscal Year Ended October 31, 1997

                                                  Individual Grants
                                 ----------------------------------------------------------
                            Number of                                                                  Potential Realizable
                            Securities          Percent of Total                                       Value at Assumed
                            Underlying          Options Granted         Exercise                       Annual Rates of Stock
                            Options             to Employees in         Price          Expiration      Price Appreciation for
Name                        Granted (#)         Fiscal Year(%)          ($/Sh)            Date         Option Term (1)
----                        -----------         ----------------        --------       ----------      ---------------

                                                                                                       5%($)            10%($)
                                                                                                       -----            ------
Ryan A. Brant............     50,000(2)            12.8                   5.50       4/17/2002         44,000           127,500


Mark E. Seremet..........     50,000(2)            12.8                   5.00       4/17/2002         69,000           152,500


James W. Bartolomei......           ---             ---                    ---             ---           ---              ---


Barbara A. Ras...........     25,000(2)             6.4                   5.00       4/17/2002         34,500            76,250


Thomas Ptak..............     15,000(3)             3.9                   5.00       4/17/2002         20,700            45,750

-------------------

(1) The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company's Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment or nontransferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend upon, among other things, future performance of the Common Stock, there can be no assurance that the amounts reflected in this table will be achieved.

(2) Represents five-year options exercisable as to one-fifth of the shares covered thereby in each year commencing on the date of grant.

(3) Represents five-year options exercisable as to one-third of the shares covered thereby in each year commencing on the date of grant.

         The following table sets forth information concerning the value of options exercised during the year ended October 31, 1997 and the value of unexercised stock options held by the Named Executives as of October 31, 1997:

               Aggregated Option Exercises and Year End Values

                                                                    Number of Securities
                                                                         Underlying                        Value of Unexercised
                                                                     Unexercised Options                   In-the-Money Options
                                                                   at October 31, 1997 (#)               at October 31, 1997 ($)*
                                                                  -------------------------             -------------------------
                              Shares            Value
                            Acquired on        Realized
Name                       Exercise (#)          ($)          Exercisable        Unexercisable        Exercisable     Unexercisable
----                       ------------          ---          -----------        -------------        -----------     -------------

Ryan A. Brant..........     15,000               113,700         493,880             40,000            2,833,520          50,000

Mark E. Seremet........        ---                   ---         357,553             40,000            2,034,388          70,000

James W. Bartolomei....        ---                   ---          27,715             13,858              154,927          77,466

Barbara A. Ras.........        ---                   ---          45,243             20,000              183,405          35,000

Thomas Ptak............        ---                   ---           5,000             10,000                8,750          17,500



* Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fiscal year-end market value of the Common Stock, which was $6.75 on October 31, 1997.

Director Compensation

          Non-employee directors currently receive no cash compensation for serving on Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings.

Employment Agreements

          Each of Ryan A. Brant and Mark E. Seremet has entered into an employment agreement with the Company for a four-year term commencing November 1, 1996. Pursuant to the employment agreements, Messrs. Brant and Seremet have agreed to devote their full time to the business of the Company as its Chief Executive Officer and its President and Chief Operating Officer, respectively. The employment agreements provide that Messrs. Brant and Seremet are entitled to receive a base salary of $125,000 and $175,000, respectively, subject to cost of living increases and annual cash bonuses equal to 3% of earnings before interest and taxes in the event the Company achieves certain earnings levels. In the event the employment agreements are terminated by the Company without cause, Messrs. Brant and Seremet will be entitled to receive their base salary through the remaining term of the agreement. The employment agreements contain covenants restricting the executive from engaging in any activities competitive with the business of the Company during the term of the agreement and for a period of one year thereafter.

                         VOTING SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of March 20, 1998, relating to the beneficial ownership of shares of Common Stock by (i) each person or entity who is known by the Company to own beneficially 5% or more of the outstanding Common Stock, (ii) each of the Company's directors,
(iii) each of the Named Executives (except Mr. Ptak), and (iv) all directors and executive officers of the Company as a group.

                                                        Number of Shares             Percentage of Outstanding
                                                         of Common Stock                    Common Stock
Name and Address of Beneficial Owner(1)               Beneficially Owned(2)              Beneficially Owned
---------------------------------------               ---------------------              ------------------

Ryan A. Brant(3)................................             4,441,928                            42.9%

Mark E. Seremet(4)..............................               259,216                             2.6

Barbara A. Ras(5)...............................                45,243                              *

James W. Bartolomei, Jr.(6).....................                27,715                              *

Oliver R. Grace, Jr.(7).........................               781,338                             7.9

Neil S. Hirsch(8)...............................             3,948,048                            38.8

Ira Shapiro(9)..................................               682,494                             7.0

Bridgehampton Investors, L.P.(10)...............             3,948,048                            38.8

Anglo American Security Fund, L.P.(11)..........               671,638                             6.8

David P. Clark(12)..............................               425,000                             4.3

Kelly Sumner(13)................................                33,000                              *

Anthony R. Williams.............................                    --                              -

Robert Flug.....................................                    --                              -

BMG Entertainment North America(14).............             1,850,000                            15.8

All directors and executive officers as a
group (ten persons).............................             6,201,363(15)                        55.8%

------------
*    Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is 575 Broadway, New York, New York 10012. The address of Anglo American Security Fund, L.P. is 55 Brookville Road, Glen Head, New York 11545.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date of this report upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this report, have been exercised.

(3) Includes (i) 3,948,048 shares of Common Stock beneficially held by Bridgehampton Investors, L.P., a Connecticut limited partnership ("Bridgehampton"), of which Mr. Brant is a general partner and shares voting and investment power with an entity controlled by Neil S. Hirsch with respect to such shares, (ii) 483,880 shares of Common Stock issuable upon the exercise of options granted under the 1994 Stock Option Plan, and (iii) 10,000 shares of Common Stock issuable upon the exercise of options granted under the 1997 Stock Option Plan, which are currently exercisable.

(4) Includes (i) 247,553 shares of Common Stock issuable upon the exercise of options granted under the 1994 Stock Option Plan, and (ii) 10,000 shares of Common Stock issuable upon the exercise of options granted under the 1997 Stock Option Plan, which are currently exercisable.

(5) Includes (i) 40,243 shares of Common Stock issuable upon the exercise of options granted under the 1994 Stock Option Plan, and (ii) 5,000 shares of Common Stock issuable upon the exercise of options granted under the 1997 Stock Option Plan, which are currently exercisable.

(6) Represents shares of Common Stock issuable upon the exercise of non-plan options.

(7) Includes (i) 611,292 shares of Common Stock owned of record by Anglo American Security Fund, L.P. ("Anglo American"), of which Mr. Grace is a general partner, (ii) 83,148 shares of Common Stock owned of record by Fields Nominees, Ltd., (iii) 42,386 shares of Common Stock issuable upon the exercise of warrants owned by Anglo American, (iv) 17,960 shares of Common Stock issuable upon the exercise of options owned by Anglo American, (v) 5,765 shares of Common Stock issuable upon the exercise of warrants owned by an Fields Nominees, Ltd. and (vi) 20,787 shares of Common Stock issuable upon the exercise of options owned by Mr. Grace. Mr. Grace disclaims beneficial ownership of the securities held by Fields Nominees, Inc.

(8) Represents 3,948,048 shares of Common Stock beneficially held by Bridgehampton, of which an entity controlled by Mr. Hirsch is a general partner and shares voting and investment power with Ryan A. Brant with respect to such shares.

(9) Includes 21,618 shares of Common Stock held by Mr. Shapiro's minor children. The address for Mr. Shapiro is P.O. Box 155, Litchfield, Connecticut 06759.

(10) Includes (i) 3,621,297 shares of Common Stock and (ii) 326,752 shares issuable upon the exercise of warrants. The general partners of Bridgehampton are Ryan A. Brant, the Chief Executive Officer of the Company, and an entity controlled by Neil S. Hirsch, a director of the Company. Messrs. Brant and Hirsch together have sole voting and investment power with respect to the shares of Common Stock held by Bridgehampton. Messrs. Brant and Hirsch beneficially own 1.9% and 5.6%, respectively, of Bridgehampton. The limited partners of Bridgehampton, who have no voting or investment power with respect to the shares of Common Stock held by Bridgehampton, include Peter M. Brant, the father of Ryan A. Brant, who owns 40.7% of Bridgehampton, and the Incentive Profit-Sharing Plan of a corporation of which Mr. Brant's father is a trustee, which owns 49.2% of Bridgehampton. Pursuant to the limited partnership agreement of Bridgehampton, such partnership may not be terminated, and its voting and investment powers may not be amended, until January 2002.

(11) Includes (i) 42,386 shares of Common Stock issuable upon the exercise of warrants and (ii) 17,960 shares of Common Stock issuable upon the exercise of options.

(12) Includes 187,500 shares held by Mr. Clark's wife. Mr. Clark disclaims beneficial ownership of the shares held by his wife.

(13) Includes 8,000 shares of Common Stock issuable upon the exercise of options.

(14) Represents shares of Common stock issuable upon exercise of Preferred
     Stock.

(15) Includes currently exercisable options and warrants to purchase an aggregate of 1,251,041 shares of Common Stock.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In connection with a private financing in September 1996, Peter M. Brant, the father of Ryan A. Brant, Chief Executive Officer of the Company, Neil Hirsch, a director of the Company, Ira Shapiro, a principal stockholder and former director of the Company, and Anglo American, of which Oliver R. Grace, Jr., a director of the Company, is a general partner, purchased $1,565,180, $72,228, $65,500 and $212,867, respectively, principal amount promissory notes and five-year warrants to purchase 312,339, 14,413, 13,071 and 42,387 shares, respectively, at an exercise price of $.01 per share. In April 1997, the Company repaid $65,500 and $212,867 principal amount of the notes, respectively, to Mr. Shapiro and Anglo American. In January 1997, Peter
M. Brant agreed to extend the repayment of his portion of the 1996 notes until May 14, 1998. In consideration for such extension, the interest rate on the notes held by Mr. Brant was increased to 14% per annum. In August 1997, the Company repaid $750,000 principal amount of such indebtedness to Mr. Brant and, in September 1997, obtained bank financing to repay the balance of $815,180 principal amount of such indebtedness.

          In February 1994, the Company entered into a five-year consulting agreement with Mr. Shapiro pursuant to which the Company agreed to pay to Mr. Shapiro a fee of $75,000 per annum in consideration of business consulting services. In September 1996, the Company issued to Mr. Shapiro 42,496 shares of Common Stock and a promissory note in the principal amount of $65,500 on the same terms and conditions as the notes described above in lieu of $167,000 owed to Mr. Shapiro under the consulting agreement. At October 31, 1997, the Company owed Mr. Shapiro $61,000 pursuant to the consulting agreement.

          The Company leases its office space in New York from 575 Broadway Corporation, a corporation controlled by Peter M. Brant, the father of Ryan A. Brant.

          The Company's indebtedness to a bank is personally guaranteed by Ryan A. Brant. Messrs. Ryan A. Brant and Peter M. Brant also personally guaranteed the repayment of indebtedness to another bank, which was repaid in January 1998.

          In February 1997, Anglo American agreed to convert shares of Class B Convertible Preferred Stock into 409,791 shares of Common Stock. As an inducement to enter into such agreement, the Company issued to Anglo American options to purchase 38,746 shares of Common Stock at an exercise price of $2.41 per share. In addition, the Company entered into a three-year consulting agreement with an affiliate of Anglo American, pursuant to which such affiliate agreed to provide management consulting services to the Company in consideration of the payment of $100,000 over the term of the agreement, of which $33,333 was paid in April 1997. The Company also paid $35,000 to Anglo American in dividends on the Class B Preferred Stock.

          During the years ended October 31, 1996 and 1997, Inventory Management Systems, Inc. ("IMSI"), a wholly-owned subsidiary of the Company, paid sales commissions of $33,000 and $18,603, respectively, to a company controlled by Terry Phillips, a stockholder of the Company and a consultant to IMSI. As of October 31, 1997, there was $39,633 and $3,346, respectively, due from David Clark, a director of the Company, and Mr. Phillips, relating to advances made prior to the acquisition of IMSI in July 1997.

          The Company believes that all of such transactions and arrangements were advantageous to the Company and were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. Future transactions between the Company and its affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors.

                                  PROPOSAL I

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                      TO INCREASE THE NUMBER OF SHARES OF
                  COMMON STOCK FROM 15,000,000 TO 35,000,000


          The Board has adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval an amendment to the Company's Certificate of Incorporation to provide for an increase in the authorized number of shares of Common Stock from 15,000,000 to 35,000,000. The text of the proposed amendment to the Company's Certificate of Incorporation is attached hereto as Exhibit A.

          As of March 20, 1998, there were 9,850,043 shares of Common Stock outstanding (excluding (i) 1,840,000 shares issuable the upon exercise of warrants issued in connection with the Company's initial public offering in April 1997; (ii) 320,000 shares issuable upon exercise of warrants issued to the underwriter of the Company's initial public offering; (iii) 779,991 shares issuable upon the exercise of options issued under the Company's 1994 Employee Stock Option Plan; (iv) 370,000 shares (net of forfeitures) issuable upon the exercise of options issued under the Company's 1997 Employee Stock Option Plan; (v) 196,320 shares issuable upon the exercise of non-plan options; (vi) 661,199 shares issuable upon the exercise of warrants; and (vii) 1,850,000 shares issuable upon the conversion of the Series A Preferred Stock). The holders of an aggregate of 880,632 shares of Common Stock (Ryan A. Brant, Chief Executive Officer of the Company, Kelly Sumner, a director of the Company, and Bridgehampton Investors, L.P., a principal stockholder of the Company), have agreed not to exercise options or warrants until the Company's stockholders authorize the proposed amendment to the Company's Restated Certificate of Incorporation.

          The Board believes the increase in the authorized number of shares of Common Stock is in the best interests of the Company and believes it advisable to authorize such shares to have them available for, among other things, possible issuance in connection with future capital and financing activities. The additional shares of Common Stock would be available for any proper corporate purpose including, without limitation, the issuance in private or public sales as a means of raising working capital, as consideration to be paid by the Company for the acquisition of other businesses and properties, the issuance of stock splits or dividends and the implementation of employee benefit plans. The Company is currently seeking additional financing which may involve the issuance of equity securities.

          The additional shares of Common Stock that would be available for issuance if the proposed amendment is approved, could be issued for any proper corporate purpose by the Board at any time without further stockholder approval, subject to applicable law and to the rules of the NASDAQ Stock Market, Inc. ("NASDAQ") that apply to the Company as a result of the quotation of the Common Stock on the NASDAQ National Market so long as the Common Stock is so quoted. Except as described above, further authorization from the Company's stockholders will not be solicited prior to the issuance of Common Stock. The voting and equity ownership rights of the Company's stockholders may be diluted by such issuances. Stockholders will not have preemptive rights to subscribe for shares of Common Stock, unless the Company grants such rights at the time of issue. Other than described above, the Company currently has no plans or proposals to issue any of the additional shares of Common Stock.

          The Board is required to make any determination to issue shares of Common Stock based on its judgment as to the best interests of the Company. Although the Board has no present intention of doing so, it could issue shares of Common Stock (within the limits imposed by applicable laws and the NASDAQ rules as described above) that could, depending on the circumstances, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. When in the judgment of the Board such use would be in the best interest of the Company, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. Such shares could be privately placed with purchasers favorable to the Board in opposing such action. The issuance of new shares of Common Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board consider the action of such entity or person not to be in the best interest of the Company. Any such issuance could also have the effect of diluting the earnings per share, book value per share and/or voting power of the Common Stock.

          The approval of proposed amendment to amend the Certificate of Incorporation to increase the authorized number of shares of Common Stock requires the approval of a majority of the outstanding shares of Common Stock as of the Record Date.

          The Board believes that the proposed amendment to the Company's Certificate of Incorporation is in the best interest of the Company and unanimously recommends a vote FOR its approval.

                                  PROPOSAL II

                AMENDMENT OF 1997 STOCK OPTION PLAN TO INCREASE
                       THE NUMBER OF SHARES RESERVED FOR
                 ISSUANCE THEREUNDER FROM 400,000 TO 2,000,000


          At the Annual Meeting, the Company's stockholders will be asked to approve an amendment to the Company's 1997 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance under the Plan from 400,000 to 2,000,000.

          The Board believes that in order to enable the Company to continue to attract and retain personnel of the highest caliber, provide incentive for officers, directors, key employees and other key persons and continue to promote the well-being of the Company, it is in the best interest of the Company and its stockholders to provide to officers, directors, key employees, consultants and other independent contractors who perform services for the Company, through the granting of stock options, the opportunity to participate in the value and/or appreciation in value of the Company's Common Stock. The Board has found that the grant of options under the 1997 Stock Option Plan has proven to be a valuable tool in attracting and retaining key employees. It believes that such authority, in view of the substantial growth of the Company and need to continue to grow, should be expanded to increase the number of options which may be granted under the 1997 Stock Option Plan. The Board believes that such authority will provide the Company with significant means to attract and retain talented personnel and maintain current key employees.

Summary of the 1997 Stock Option Plan

          In January 1997, the stockholders of the Company approved the 1997 Stock Option Plan, as adopted by the Board of Directors, pursuant to which officers, directors, employees and consultants of the Company are eligible to receive incentive stock options and non-qualified stock options to purchase up to an aggregate of 400,000 shares of Common Stock.

          The 1997 Stock Option Plan provides that the exercise price of each incentive stock option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% in the case of stockholders who own more than 10% of the outstanding Common Stock), and require that options expire not later than the tenth anniversary of the date of grant (the fifth anniversary in the case of stockholders who own more than 10% of the outstanding Common Stock). With certain limited exceptions, in the event that an option holder ceases to be employed by the Company or engages in or is involved with any business similar to that of the Company, such option holder's incentive options immediately terminate. Pursuant to the provisions of the 1997 Stock Option Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any calendar year cannot exceed $100,000.

          The 1997 Stock Option Plan requires that the exercise price of all non-qualified stock options be at least equal to 100% of the fair market value of the Common Stock on the date of grant, provided that non-qualified options may be issued at a lower exercise price (but in no event less than 85% of fair market value) if the net pre-tax income of the Company in the full fiscal year immediately preceding the date of grant exceeded 125% of the mean annual average net pre-tax income of the Company for the three fiscal years immediately preceding such year. Non-qualified options must have an expiration date not later than the eighth anniversary of the date of the grant. With certain limited exceptions, in the event that the option holder ceases to be associated with the Company or engages in or becomes involved with any business similar to that of the Company, such option holder's non-qualified options immediately terminate.

Certain Federal Income Tax Consequences of the 1997 Stock Option Plan

          The following is a brief summary of the Federal income tax aspects of grants made under the 1997 Stock Option Plan based upon statutes, regulations and interpretations in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

          1. Incentive Stock Options. The participant will recognize no taxable income upon the grant or exercise of an Incentive Stock Option. Upon a disposition of the shares after the later of two years from the date of grant and one year after the transfer of the shares to the participant, (i) the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets in his or her hands; and
(ii) the Company will not qualify for any deduction in connection with the grant or exercise of the options. The excess, if any, of the fair market value of the shares on the date of exercise of an Incentive Stock Option over the exercise price will be treated as an item of adjustment for his or her taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. In the case of a disposition of shares in the same taxable year as the exercise where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on such disposition over the exercise price which is the same amount included in regular taxable income.

          If Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of the holding periods described above, (i) the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) the Company will qualify for a deduction equal to any such amount recognized, subject to the requirements of Section 162(m) of the Code and that the compensation be reasonable. The participant will recognize the excess, if any, of the amount realized over the fair market value of the shares on the date of exercise, if the shares are capital assets in his or her hands, as short-term or long-term capital gain, depending on the length of time that the participant held the shares, and the Company will not qualify for a deduction with respect to such excess.

          Subject to certain exceptions for disability or death, if an Incentive Stock Option is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a Non-Qualified Stock Option. See "Non-Qualified Stock Options."

          2. Non-Qualified Stock Options. With respect to NonQualified Stock Options (i) upon grant of the option, the participant will recognize no income; (ii) upon exercise of the option (if the shares are not subject to a substantial risk of forfeiture), the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the requirements of Section 162(m) of the Code and that the compensation be reasonable; (iii) the Company will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant; and (iv) on a sale of the shares, the participant will recognize gain or loss equal to the difference, if any, between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as short-term or long-term capital gain or loss if the shares are capital assets in the participant's hands depending upon the length of time that the participant held the shares.

          The approval of the proposed amendment to the Company's 1997 Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting, provided a quorum exists.

           The Board believes that the Proposed Amendment to the 1997 Stock Option Plan will help the Company attract and retain qualified officers, directors and key employees. Accordingly, the Board believes that the Amendment to the 1997 Stock Option Plan is in the best interest of the Company and unanimously recommends a vote FOR its approval.

                             INDEPENDENT AUDITORS

          Coopers & Lybrand L.L.P. are the Company's independent auditors who reported on the financial statements of the Company for the fiscal years ended October 31, 1996 and 1997. It is currently anticipated that Coopers & Lybrand L.L.P. will be selected by the Board of Directors to examine and report on the financial statements of the Company for the year ending October 31, 1998. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.


                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

          Stockholders who wish to present proposals appropriate for consideration at the Company's Annual Meeting of Stockholders to be held in 1999 must submit the proposal in proper form to the Company at its address set forth on the first page of this Proxy Statement not later than December 1, 1998 in order for the proposition to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.


                               OTHER INFORMATION

          A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED OCTOBER 31, 1997 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 20, 1998. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10- KSB WILL BE PROVIDED FOR A NOMINAL CHARGE UPON WRITTEN REQUEST TO:

                      TAKE-TWO INTERACTIVE SOFTWARE, INC.
                                 575 BROADWAY
                           NEW YORK, NEW YORK 10012
                            ATTENTION: BARBARA RAS

          The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

                                                     By order of the Board
                                                     of Directors,


                                                     Ryan A. Brant
                                                     Chief Executive Officer


March __, 1998

                                  EXHIBIT A

                      FORM OF AMENDMENT OF THE RESTATED
                       CERTIFICATE OF INCORPORATION TO
                        INCREASE THE AUTHORIZED SHARES
                             OF COMMON STOCK FROM
                       15,000,000 TO 35,000,000 SHARES



          Section 8.1 of Article VIII of the Restated Certificate of Incorporation, which refers to the authorized shares of the corporation, is hereby deleted in its entirety and a new Section 8.1 is substituted in lieu thereof to read as follows:


                  "Section 8.1. The total number of shares of capital stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, of which Thirty-Five Million (35,000,000) shares shall be Common Stock, par value $.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.01 per share, of which 1,850,000 shares have been designated as Series A Preferred Stock. Previously issued 317 shares of Class A Redeemable, Non-voting Preferred Stock has been redeemed and are no longer outstanding. Previously issued 17,500 shares of Class B Convertible Preferred Stock were converted into Common Stock and are no longer outstanding.

                  The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series."

                      TAKE-TWO INTERACTIVE SOFTWARE, INC.
                                 575 Broadway
                           New York, New York 10012

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 30, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby appoints RYAN A. BRANT and ANTHONY R. WILLIAMS and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Take-Two Interactive Software, Inc. (the "Company") on Thursday, April 30, 1998, at _______________, New York, New York or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

      ELECTION OF CLASS III DIRECTORS:
      |_| FOR all nominees listed below                              |_|  WITHHOLD AUTHORITY
          (except as marked to the contrary below).                       to vote for all nominees listed below.

     Ryan A. Brant, Mark E. Seremet, Oliver R. Grace, Jr., Neil S. Hirsch,
       David P. Clark, Kelly Sumner, Anthony R. Williams and Robert Flug


(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

------------------------------------------------------------------------------
                                  (Continued and to be signed on reverse side)

1. Approval of Amendment to the Company's Certificate of Incorporation authorizing an increase in the number of shares of authorized Common Stock.

      |_|  FOR                |_|   AGAINST            |_|   ABSTAIN

2. Approval of Amendment to the Company's 1997 Stock Option Plan.

      |_|  FOR                |_|   AGAINST            |_|   ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.


DATED: ________________________________, 1998
                                                Please sign exactly as name
                                                appears hereon. When shares
                                                are held by joint tenants,
                                                both should sign. When signing
                                                as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full
                                                title as such. If a
                                                corporation, please sign in
                                                full corporate name by
                                                President or other authorized
                                                officer. If a partnership,
                                                please sign in partnership
                                                name by authorized person.


                                                -------------------------------
                                                             Signature

                                                -------------------------------
                                                    Signature if held jointly


Please mark, sign, date and return this proxy card using the enclosed envelope.